Harbinger Group Inc. Reports Second Quarter Fiscal 2014 Results
NEW YORK - May 12, 2014 -- Harbinger Group Inc. (“HGI” or the “Company”; NYSE: HRG), a diversified holding company seeking to acquire and grow attractive businesses that can, in the long term, generate sustainable free cash flow, today announced its consolidated results for the second quarter of Fiscal 2014 ended on March 31, 2014 (the "Fiscal 2014 Quarter") as well as the results for the first six months of the year (the "Fiscal 2014 Six Months"). The results include HGI's four segments:

•	Consumer Products, which consists of Spectrum Brands Holdings, Inc. (“Spectrum Brands”; NYSE: SPB);

•	Insurance, which includes Fidelity & Guaranty Life (“FGL”; NYSE: FGL) and Front Street Re, Ltd. (“Front Street”);

•	Energy, which includes the Company's interest in an oil and gas joint venture with EXCO Resources, Inc. (the “EXCO/HGI JV”); and

•	Asset Management, formerly called Financial Services, which includes Salus Capital Partners, LLC (“Salus”) and Five Island Asset Management, LLC (“Five Island”).

Philip Falcone, HGI Chairman and Chief Executive Officer, said, “HGI achieved excellent results this quarter, with increased revenue in both the quarter and year-to-date across all of our operating segments except Insurance, where we came up against a very difficult comparison to 2013 because of the substantial gains we realized this time last year after they repositioned their investment portfolio. HGI’s operating income and cash flow remain healthy, and a non-cash impairment we recorded in Energy this quarter doesn’t alter our view of the long-term value realizable in this segment. This is because we aren’t looking to rent assets. Rather, our strategy remains to identify long-term cash flow positive businesses where we can build book value, and looking across our current holdings, we believe we are well-positioned for continued growth and value creation.”
Omar Asali, President of HGI, said, “At the mid-point of our fiscal year, we continue to be pleased with the performance in all of our operating segments, as each continues to successfully execute on its strategic and growth initiatives. One of the cornerstones of our investment philosophy is to have superior management teams in place to run each business, and the merits of this approach are evident across all of our segments this quarter: Consumer Products achieved its fourteenth consecutive quarter of year-over-year growth in its primary measure of profitability, while also delivering organic sales growth of 3.4% as compared to the year-over-year quarter; in our insurance segment, FGL recorded its highest quarterly production of annuity sales in five years; in Asset Management, Salus continues to expand its operations very successfully, having now originated and serviced more than three quarters of a billion dollars in asset-based loans to businesses who are seeking quality sources of liquidity, which is a threefold increase from just a year ago; and finally, the EXCO/HGI JV reported a substantial increase in revenues while continuing to generate solid cash flow.”
Second Quarter Fiscal 2014 Highlights:

•
HGI recorded total revenues of $1.3 billion, for the Fiscal 2014 Quarter, a decrease of $69.9 million, or 5.0%, compared to the second quarter of fiscal 2013 (the "Fiscal 2013 Quarter"), driven primarily by lower investment gains in our Insurance segment, which more than offset the revenue growth achieved from all other segments, in particular, Consumer Products revenues - which increased due to higher battery, home and garden control, and hardware and home improvement sales - and Energy revenues, which increased primarily due to the full period effect of oil and natural gas sales resulting from our acquisition of the EXCO/HGI JV in the Fiscal 2013 Quarter.

•
Consolidated operating income of $16.2 million in the Fiscal 2014 Quarter, compared to $134.0 million in the Fiscal 2013 Quarter, a decrease of $117.8 million, or 87.9%. The decrease is primarily due to the recognition of non-cash impairments in Energy, as described immediately below, as well as lower realized investment gains in Insurance, as described further in the Segment Results section.

◦
In our Energy segment, we recognized $81.0 million in non-cash impairments in the Fiscal 2014 Quarter to our oil and natural gas properties based on the ceiling test limitation under the full cost method of accounting. The impairments primarily resulted from differences in the oil and natural gas prices utilized in the purchase price allocation at the acquisition date - which reflected market prices based on NYMEX futures, among other factors - and the prices used in the ceiling test calculation. The ceiling test calculation requires companies using the full cost accounting method to price period ending proved reserves using the simple average spot price for the trailing twelve month period, which we believe is not indicative of actual market values.

•
Net loss attributable to common and participating preferred stockholders increased to $87.6 million, or $0.63 per common share attributable to controlling interest ($0.63 diluted), during the Fiscal 2014 Quarter, as compared to a net loss attributable to common and participating preferred stockholders of $45.5 million, or $0.33 per common share attributable to controlling interest ($0.33 diluted), during the Fiscal 2013 Quarter.

•	HGI ended the quarter with corporate cash and short-term investments of approximately $454.3 million (held at HGI and HGI Funding LLC).

•
During the Fiscal 2014 Six Months, HGI received dividends of approximately $65.2 million from its subsidiaries, including a $46.0 million special dividend from FGL paid out of the proceeds from FGL's initial public offering, $17.0 million from Spectrum Brands and $2.2 million from the EXCO/HGI JV.

•	The Company expects to receive approximately $117.0 million of dividends during the Fiscal 2014 Year, inclusive of the $65.2 million already received during the Fiscal 2014 Six Months.

Additional Items:
HGI results include a $3.5 million loss in the Fiscal 2014 Quarter from the change in the fair value of the equity conversion feature of HGI's preferred stock, which was primarily due to a 3.2% increase in HGI's stock price from $11.85 to $12.23 per share during the Fiscal 2014 Quarter.

In January 2014, HGI issued $200.0 million aggregate principal amount of 7.75% Senior Unsecured Notes, due January 14, 2022, with the proceeds to be used for general corporate purposes. As a result of the offer, HGI’s results also this Fiscal 2014 Quarter reflect an $1.5 million increase in interest expense, due primarily to the higher overall debt levels. However, interest expense decreased $57.6 million in the Fiscal 2014 Six Months, due primarily to a decrease in acquisition and other financing costs as compared to the Fiscal 2013 Six Months, along with a refinancing to lower interest rate debt during the course of Fiscal 2013.

Additionally, HGI incurred a tax benefit of $13.3 million in the Fiscal 2014 Quarter primarily driven by the release of allowances on deferred tax assets in our Insurance segment.

Quarterly Segment Highlights:

•
Consumer Products segment's operating income for the Fiscal 2014 Quarter increased $40.3 million, or 77.2%, to $92.5 million compared to $52.2 million for the Fiscal 2013 Quarter. The increase is primarily due to the absence in 2014 of an increase to cost of goods sold in the Fiscal 2013 Quarter due to the sale of inventory that had been revalued in connection with Spectrum Brands’ hardware and home improvement product line acquisition as well as the increase in revenues. In addition, in January 2014, Spectrum Brands completed the $35.8 million acquisition of The Liquid Fence Company, Inc. (“Liquid Fence”), a producer of animal repellents.

•
On April 29, 2014, Spectrum Brands announced that its Board of Directors approved a $0.30 per share quarterly common stock dividend, a 20% increase from the $0.25 dividend declared in the Fiscal 2013 Quarter.

•
Insurance segment's operating income for the Fiscal 2014 Quarter decreased by $81.7 million, to $26.3 million from $108.0 million for the Fiscal 2013 Quarter, due primarily to a decrease in net realized and unrealized investment gains driven by Fidelity & Guarantee Life’s decision in the Fiscal 2013 Quarter to be defensive with its investment portfolio, given the interest rate environment. The segment’s adjusted operating income (“Insurance AOI”) increased by $28.8 million, or 127.4%, to $51.4 million versus $22.6 million for the Fiscal 2013 Quarter.

•
Energy segment revenues increased $22.5 million to $39.2 million. The segment reported an operating loss of $71.8 million, a decrease of $72.3 million from the Fiscal 2013 Quarter, due to the impact of the non cash impairments to its oil and natural gas properties as previously described.

•
Salus originated $20.0 million of new asset-based loan commitments in the Fiscal 2014 Quarter, and together with its affiliated co-lenders FGL and FSR, had $795.7 million of loans outstanding as of March 31, 2014, net of allowance for credit losses of $7.0 million.

•
The Asset Management segment contributed approximately $9.8 million to consolidated revenues for the Fiscal 2014 Quarter, an increase of $4.5 million over the Fiscal 2013 Quarter, and had a net income of $4.7 million, resulting primarily from the increase in revenues only partially offset by increased overhead to support growth.

•
On April 3, 2014, subsequent to the end of the quarter, Energy & Infrastructure Capital (“EIC”), an investment manager specializing in direct lending to companies in the global energy and infrastructure sectors, and an indirect subsidiary of HGI, announced its launch. EIC fits seamlessly with HGI’s strategy of investing in valuable businesses and is an important build out of HGI’s Asset Management segment.

Detail on Second Quarter Fiscal 2014 Segment Results:
Consumer Products:
Note: Adjusted EBITDA-Consumer Products, as described below, is a non-U.S. GAAP measure that excludes interest, income tax expense, restructuring and related charges, acquisition and integration related charges, intangible asset impairment and depreciation and amortization expenses - see "Non-U.S. GAAP Measures" and the reconciliation of Adjusted EBITDA-Consumer Products to the Consumer Product segment's net income or loss in the tables accompanying this release.

Consumer Products reported consolidated record net sales of $1.0 billion for the Fiscal 2014 Quarter, an increase of $34.0 million, or 3.4%, as compared to $987.7 million in the Fiscal 2013 Quarter. The increase in sales was primarily due to higher sales of consumer batteries, home and garden control products, and hardware and home improvement products. These increases were offset in part by decreases in sales in other product lines, primarily within the small appliances and pet supplies product lines.
Operating income increased $40.3 million to $92.5 million in the Fiscal 2014 Quarter, compared to $52.2 million in the Fiscal 2013 Quarter. Gross profit, representing net consumer products sales minus consumer products cost of goods sold, for the Fiscal 2014 Quarter was $359.6 million, compared to $322.8 million for the Fiscal 2013 Quarter, representing a $36.8 million increase. The increase in gross profit was driven by the absence in 2014 of an increase to cost of goods sold in the Fiscal 2013 Quarter due to the sale of inventory that had been revalued in connection with Spectrum Brands’ hardware and home improvement product line acquisition as well as the increase in revenues. Gross profit margin, representing gross profit as a percentage of consumer products net sales, increased to 35.2% as compared to 32.7% in the Fiscal 2013 Quarter. This increase was driven by favorable product mix and increased productivity.
Consumer Products delivered adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA-Consumer Products”) of $156.5 million for the Fiscal 2014 Quarter, up $13.2 million, or 9.2% quarter-on-quarter. This increase represents the fourteenth consecutive quarter of year-over-year Adjusted EBITDA-Consumer Products growth, and is primarily due to the favorability in cost of goods sold as described in the Segment Highlights above as well as a more favorable mix shift driven by higher sales of hardware and home improvement products, batteries and appliances and home and garden control products. As a result of this increase, Adjusted EBITDA-Consumer Products as a percentage of Consumer Products net sales increased to 15.3% as compared to 14.5% in the Fiscal 2013 Quarter, including hardware and home improvement products in the prior year period on a pro forma basis.

After the close of the Fiscal 2014 Quarter, on April 29, 2014, Spectrum Brands announced that its Board of Directors declared a quarterly dividend of $0.30 per share on Spectrum Brands’ common stock. Earlier in the year, the Spectrum Board had approved a 20% increase in its quarterly dividends declared for Fiscal 2014 as compared to the $0.25 quarterly dividend paid per share in connection with Fiscal 2013. The newly-declared dividend, which is a regular taxable cash dividend, is payable on June 17, 2014 to stockholders of record as of the close of business on May 20, 2014.
For more information on HGI's Consumer Products segment, interested parties should read Spectrum Brands' announcements and public filings, including Spectrum Brands' first quarter earnings announcement, by visiting Spectrum Brands' filings with the Securities & Exchange Commission at www.sec.gov.

Insurance:
Note: Insurance AOI, as described below, is a non-GAAP insurance industry measure that eliminates the impact of realized investment gains (losses), the effect of interest rate changes on the fixed indexed annuities ("FIA") embedded derivative liability, and the effects of acquisition-related reinsurance transactions - see "Non-GAAP Measures" and a reconciliation of Insurance AOI to the Insurance segment's reported income in the tables accompanying this release. In the second quarter of 2014, the Insurance AOI definition was revised from a pre-tax basis to an after-tax basis. Insurance AOI now includes now includes interest expense and an effective tax rate of 35% is now applied to reconciling items made to net income.

The insurance segment recorded annuity sales, which for accounting principles generally accepted in the United States of America ("U.S. GAAP") purposes are recorded as deposit liabilities (i.e. contract holder funds), for the Fiscal 2014 Quarter of $727.5 million, as compared to $243.8 million in the Fiscal 2013 Quarter, a quarter-over-quarter increase of nearly 200%. On a sequential basis, annuity sales increased 35% as compared to the Fiscal 2014 first quarter. Additionally, during the Fiscal 2014 Quarter, FGL grew fixed indexed annuities by 33% over the Fiscal 2013 Quarter and 6% on a sequential basis.
For the Fiscal 2014 Quarter, net investment income increased $33.3 million, or 20.0%, to $200.2 million from $166.9 million for the Fiscal 2013 Quarter, due to the previously-disclosed portfolio repositioning during the first half of 2013 and execution of a reinvestment strategy in 2014. Despite this increase, the Insurance segment reported a decline in operating income of $81.7 million, or 75.6%, to $26.3 million from $108.0 million for the Fiscal 2013 Quarter, with the decrease primarily due to the conclusion of the previously-disclosed portfolio repositioning that had resulted in higher realized investment gains in the Fiscal 2013 Quarter.
The segment recorded Insurance AOI of $51.4 million for the Fiscal 2014 Quarter, an increase of $28.8 million, or 127.4%, from $22.6 million for the Fiscal 2013 Quarter. The increases were primarily due to an increase in net investment spread during the Fiscal 2014 Quarter.
FGL had approximately $18.0 billion of assets under management as of March 31, 2014, compared to $18.0 billion as December 31, 2013. The investment portfolio continues to be conservatively positioned in its credit and duration profile and well matched against its liabilities.
As of March 31, 2014, HGI's Insurance segment had a net U.S. GAAP book value of $1.5 billion (excluding Accumulated Other Comprehensive Income (“AOCI”) of $221.5 million), up from $1.3 billion as of December 31, 2013. As of March 31, 2014, the Insurance segment's available for sale investment portfolio had $592.6 million in net unrealized gains on a U.S. GAAP basis.
For more information on HGI's Insurance segment, interested parties should read Fidelity & Guarantee Life’s announcements and public filings with the Securities & Exchange Commission, including Fidelity & Guarantee Life’s second quarter earnings announcement, available at www.fglife.com.

Energy:
Note: Adjusted EBITDA-Energy is a non-GAAP measure that excludes non-recurring other operating items, accretion of discount on asset retirement obligations, non-cash changes in the fair value of derivatives, non-cash write-downs of assets, and stock-based compensation - see “Non-GAAP Measures” and a reconciliation of Adjusted EBITDA-Energy to the Energy segment's operating income below.

Oil and natural gas revenues were $39.2 million for the Fiscal 2014 Quarter, an increase of $22.5 million from the Fiscal 2013 Quarter. Operating loss for the Fiscal 2014 Quarter was $71.8 million, a decrease of $72.3 million from the Fiscal 2013 Quarter, which was primarily due to the recognition of a non-cash impairment of $81.0 million, as described in the Highlights section above. Energy segment adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA-Energy") for the Fiscal 2014 Quarter were $16.4 million, an increase of $9.3 million from the Fiscal 2013 Quarter.
For the Fiscal 2014 Quarter, the Energy segment's production was 98 Mbbl of oil, 123 Mbbl of natural gas liquids and 5,038 Mmcf of natural gas. For the same period, the segment’s developmental activities in the Permian basin included 3 wells spud, 2 wells completed and 3 wells turned to sales. The production during the quarter consisted of 5.0 Bcfe from the East Texas/North Louisiana region and 1.4 Bcfe from the Permian basin. For the period from inception to March 31, 2013, the Energy segment's developmental activities in the Permian basin included 5 wells spud and 3 wells completed. For the same period, the segment's net production was 3.4 Bcfe, consisting of approximately 81% natural gas, 9% natural gas liquids and 10% oil.
On January 28, 2014, Matthew Grubb was named Chief Executive Officer and President of EXCO/HGI GP, LLC. Mr. Grubb is responsible for providing operational leadership to the EXCO/HGI JV and guiding its growth through continued efficient production and development of its existing assets. Mr. Grubb is also working with HGI and EXCO in executing opportunistic, cash-flow accretive acquisitions.

Asset Management (formerly called Financial Services):
The Asset Management segment’s revenues for the Fiscal 2014 Quarter increased $4.5 million to $9.8 million from $5.3 million in the Fiscal 2013 Quarter. The increase in revenues during the quarter was primarily as a result of an increase in the asset-based loans originated and serviced by the operations of Salus to $802.7 million as of March 31, 2014 from $244.4 million as of March 31, 2013, as well as an increase in asset management fees earned from affiliates by the operations of Five Island, a wholly-owned asset management company. The segment reported operating income of $4.0 million for the Fiscal 2014 Quarter, an increase of $1.3 million as compared to operating income of $2.7 million during the Fiscal 2013 Quarter.
The Asset Management segment had a net income of $4.7 million resulting primarily from the increase in revenue previously discussed, partially offset by increased overhead to support growth.
During the Fiscal 2014 Quarter, Salus closed on 1 transaction, representing approximately $20.0 million in total commitment.

Conference Call
Harbinger Group Inc. will host a live conference call to discuss its results on Monday, May 12, 2014 at 9 a.m. Eastern Time. To join the event, participants may call 1.844.856.8663 (U.S. callers) or 1.779.232.4737 (international callers), using conference ID number 42220578. Alternatively, a live webcast of the conference call can be accessed by interested parties through the Investor Relations section of the HGI Website, http://harbingergroupinc.com.

For those unable to listen to the live broadcast of the conference call, a telephonic replay of the call will be available through midnight May 16, 2014 by dialing 1.855.859.2056 (U.S. callers) or 1.404.537.3406 (international callers), ID number 42220578. A replay will also be available on the company's website.
About Harbinger Group Inc.
Harbinger Group Inc. (“HGI”) is a diversified holding company. HGI's principal operations are conducted through companies that: offer life insurance and annuity products; offer branded consumer products (such as consumer batteries, residential locksets, residential builders' hardware, faucets, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, and personal insect repellents); provide asset-backed loans; and own energy assets. HGI is principally focused on acquiring controlling and other equity stakes in businesses across a diversified range of industries and growing its existing businesses. In addition to HGI's intention to acquire controlling equity interests, HGI may also make investments in debt instruments and acquire minority equity interests in companies. HGI is headquartered in New York and traded on the New York Stock Exchange under the symbol HRG. For more information on HGI, visit: www.harbingergroupinc.com.
Forward Looking Statements
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including those statements regarding our subsidiaries' ability to pay dividends. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in or implied by such statements. These statements are based on the beliefs and assumptions of HGI's management and the management of HGI's subsidiaries (including target businesses). Generally, forward-looking statements include information concerning possible or assumed future distributions from subsidiaries, other actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will” “could,” “might,” or “continues” or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation: the ability of HGI's subsidiaries (including, target businesses following their acquisition) to generate sufficient net income and cash flows to make upstream cash distributions, capital market conditions, HGI and its subsidiaries ability to identify any suitable future acquisition opportunities, efficiencies/cost avoidance, cost savings, income and margins, growth, economies of scale, combined operations, future economic performance, conditions to, and the timetable for, completing the integration of financial reporting of acquired or target businesses with HGI or HGI subsidiaries, completing future acquisitions and dispositions, litigation, potential and contingent liabilities, management's plans, changes in regulations, taxes and the those forward looking statements included under the caption “Risk Factors” in HGI's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. HGI does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.
Non-GAAP Measures
Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Reconciliations of such measures to the most comparable GAAP measures are included herein.
Our Consumer Products segment uses Adjusted EBITDA-Consumer Products, a non-GAAP financial measure. Management believes that Adjusted EBITDA-Consumer Products is significant to gaining an understanding of Spectrum Brands' results as it is frequently used by the financial community to provide insight into an organization's operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA-Consumer Products can also be a useful measure of our Consumer Product segment's ability to service debt and is one of the measures used for determining Spectrum Brand's debt covenant compliance. Adjusted EBITDA-Consumer Products excludes certain items that are unusual in nature or not comparable from period to period.
Our Insurance segment uses Insurance AOI, a non-GAAP financial measure frequently used throughout the insurance industry. Adjusted Operating Income is calculated by adjusting the reported insurance segment operating income to eliminate the impact of net investment gains, excluding gains and losses on derivatives and including net other-than-temporary impairment losses recognized in operations, the effect of changes in the rates used to discount the FIA embedded derivative liability and the effects of acquisition-related reinsurance transactions. While these adjustments are an integral part of the overall performance of our Insurance Segment, market conditions impacting these items can overshadow the underlying performance of the business. Accordingly, we believe using a measure which excludes their impact is effective in analyzing the trends of our Insurance segment's operations.
Our Energy segment uses Adjusted EBITDA-Energy, a non-GAAP financial measure. Management believes that Adjusted EBITDA-Energy is significant to gaining an understanding of the EXCO/HGI Partnership's results as it is frequently used by the financial community and management to provide insight into an organization's operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA-Energy excludes certain items that are unusual in nature or not comparable from period to period such as accretion of discount on asset retirement obligations, non-cash changes in the fair value of derivatives, non-cash write-downs of assets, and stock-based compensation.
While management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace GAAP financial results and should be read in conjunction with those GAAP results.

For further information contact:

For investor inquiries: Harbinger Group Inc. James Hart, SVP Communications Tel: 212.906.8542 Email: jhart@harbingergroupinc.com	For media inquiries: Sard Verbinnen & Co Jamie Tully or David Millar Tel: 212.687.8080

Source: Harbinger Group Inc.
(Tables Follow)

HARBINGER GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	March 31, 2014	September 30, 2013
	(Unaudited)
ASSETS
Investments:
Fixed maturities	$16,626.6	$15,300.0
Equity securities	484.9	352.5
Derivatives	273.0	221.8
Asset-based loans	795.7	560.4
Other invested assets	132.6	31.2
Total investments	18,312.8	16,465.9
Cash and cash equivalents	1,319.8	1,899.7
Receivables, net	657.3	611.3
Inventories, net	725.9	632.9
Accrued investment income	182.0	161.2
Reinsurance recoverable	2,387.4	2,363.7
Deferred tax assets	227.1	293.4
Properties, including oil and natural gas properties, net	930.6	993.3
Goodwill	1,479.6	1,476.7
Intangibles, including deferred acquisition costs and value of business acquired, net	2,691.5	2,729.1
Other assets	408.5	281.6
Total assets	$29,322.5	$27,908.8

LIABILITIES AND EQUITY

Insurance reserves:
Contractholder funds	$15,998.3	$15,248.2
Future policy benefits	3,684.7	3,556.8
Liability for policy and contract claims	60.6	51.5
Funds withheld from reinsurers	39.4	39.4
Total insurance reserves	19,783.0	18,895.9
Debt	5,396.3	4,896.1
Accounts payable and other current liabilities	821.5	1,012.7
Equity conversion feature of preferred stock	364.8	330.8
Employee benefit obligations	92.5	99.6
Deferred tax liabilities	493.0	492.8
Other liabilities	628.7	718.0
Total liabilities	27,579.8	26,445.9

Commitments and contingencies

Temporary equity:
Redeemable preferred stock	319.3	329.4

Harbinger Group Inc. stockholders' equity:
Common stock	1.5	1.4
Additional paid-in capital	813.2	828.0
Accumulated deficit	(319.0)	(192.4)
Accumulated other comprehensive income	197.8	87.7
Total Harbinger Group Inc. stockholders' equity	693.5	724.7
Noncontrolling interest:	729.9	408.8
Total permanent equity	1,423.4	1,133.5
Total liabilities and equity	$29,322.5	$27,908.8

HARBINGER GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three months ended		Six months ended
	March 31, 2014	March 31, 2013	March 31, 2014	March 31, 2013
	(Unaudited)		(Unaudited)
Revenues:
Net consumer product sales	$1,021.7	$987.7	$2,122.3	$1,858.0
Oil and natural gas	39.2	16.7	74.7	16.7
Insurance premiums	14.8	14.1	28.7	27.9
Net investment income	206.4	171.3	407.6	349.3
Net investment gains	40.9	206.7	182.8	353.2
Insurance and investment product fees and other	18.2	14.6	35.1	28.3
Total revenues	1,341.2	1,411.1	2,851.2	2,633.4
Operating costs and expenses:
Consumer products cost of goods sold	662.1	664.9	1,381.5	1,247.0
Oil and natural gas direct operating costs	17.1	8.8	33.2	8.8
Benefits and other changes in policy reserves	196.5	240.9	431.2	324.5
Selling, acquisition, operating and general expenses	330.9	313.5	648.0	568.1
Impairment of oil and natural gas properties	81.0	—	81.0	—
Amortization of intangibles	37.4	49.0	80.8	135.6
Total operating costs and expenses	1,325.0	1,277.1	2,655.7	2,284.0
Operating income	16.2	134.0	195.5	349.4
Interest expense	(77.2)	(75.7)	(161.2)	(218.8)
(Loss) gain from the change in the fair value of the equity conversion feature of preferred stock	(3.5)	(39.6)	(50.7)	29.3
Gain on contingent purchase price reduction	—	—	0.5	—
Other expense, net	(4.6)	(3.2)	(16.5)	(11.9)
(Loss) income from continuing operations before income taxes	(69.1)	15.5	(32.4)	148.0
Income tax (benefit) expense	(13.3)	66.0	25.0	130.4
Net (loss) income	(55.8)	(50.5)	(57.4)	17.6
Less: Net income (loss) attributable to noncontrolling interest	19.7	(17.2)	44.9	(23.2)
Net (loss) income attributable to controlling interest	(75.5)	(33.3)	(102.3)	40.8
Less: Preferred stock dividends and accretion	12.1	12.2	24.3	24.3
Net (loss) income attributable to common and participating preferred stockholders	$(87.6)	$(45.5)	$(126.6)	$16.5

Net (loss) income per common share attributable to controlling interest:

Basic	$(0.63)	$(0.33)	$(0.91)	$0.08
Diluted	$(0.63)	$(0.33)	$(0.91)	$0.06

HARBINGER GROUP INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS BY SEGMENT
(In millions)

	Three months ended		Six months ended
	March 31, 2014	March 31, 2013	March 31, 2014	March 31, 2013
Revenues:
Consumer Products	$1,021.7	$987.7	$2,122.3	$1,858.0
Insurance	274.1	402.3	647.2	745.9
Energy	39.2	16.7	74.7	16.7
Asset Management	9.8	5.3	14.3	13.7
Intersegment elimination	(3.6)	(0.9)	(7.3)	(0.9)
Consolidated revenues	$1,341.2	$1,411.1	$2,851.2	$2,633.4

Operating income:
Consumer Products	$92.5	$52.2	$217.6	$120.4
Insurance	26.3	108.0	111.6	271.6
Energy	(71.8)	0.5	(65.8)	0.5
Asset Management	4.0	2.7	0.1	7.8
Intersegment elimination	(4.0)	—	(7.7)	—
Total segments	47.0	163.4	255.8	400.3
Corporate and eliminations	(30.8)	(29.4)	(60.3)	(50.9)
Consolidated operating income	16.2	134.0	195.5	349.4
Interest expense	(77.2)	(75.7)	(161.2)	(218.8)
(Loss) gain from the change in the fair value of the equity conversion feature of preferred stock	(3.5)	(39.6)	(50.7)	29.3
Gain on contingent purchase price reduction	—	—	0.5	—
Other expense, net	(4.6)	(3.2)	(16.5)	(11.9)
Consolidated (loss) income from continuing operations before income taxes	$(69.1)	$15.5	$(32.4)	$148.0

HARBINGER GROUP INC. AND SUBSIDIARIES
ADJUSTED EBITDA AND ADJUSTED OPERATING INCOME RECONCILIATIONS
(In millions)
The table below shows the adjustments made to the reported net income (loss) of the consumer products segment to calculate its Adjusted EBITDA (unaudited):

	Fiscal Quarter		Fiscal Six Months
Reconciliation to reported net income (loss):	2014	2013	2014	2013
Reported net income (loss) - consumer products segment	$33.9	$(40.9)	$88.3	$(54.9)
Add back:
Interest expense	47.4	60.4	104.4	130.2
Income tax expense	10.5	29.1	23.3	39.8
HHI Business inventory fair value adjustment	—	25.8	—	31.0
Pre-acquisition earnings of HHI Business	—	—	—	30.3
Restructuring and related charges	7.9	7.9	12.3	14.5
Acquisition and integration related charges	6.3	12.0	11.8	32.8
Venezuela devaluation	—	2.0	—	2.0
Adjusted EBIT - consumer products segment	106.0	96.3	240.1	225.7
Depreciation and amortization, net of accelerated depreciation
Depreciation of properties	18.7	15.3	36.5	26.2
Amortization of intangibles	20.5	20.1	40.7	37.2
Stock-based compensation	11.3	11.6	17.9	14.8
Adjusted EBITDA - consumer products segment	$156.5	$143.3	$335.2	$303.9
The table below shows the adjustments made to the reported net loss of the energy segment to calculate its Adjusted EBITDA (unaudited):

	Fiscal Quarter		Fiscal Six Months
Reconciliation to reported net loss:	2014	2013	2014	2013
Reported net loss - energy segment	$(82.5)	$(10.4)	$(84.6)	$(10.4)
Interest expense	3.9	2.0	8.6	2.0
Depreciation, amortization and depletion	10.2	5.8	21.4	5.8
EBITDA - energy segment	(68.4)	(2.6)	(54.6)	(2.6)
Accretion of discount on asset retirement obligations	0.5	0.3	1.0	0.3
Impairment of oil and natural gas properties	81.0	—	81.0	—
Loss on derivative financial instruments	6.8	8.8	10.2	8.8
Cash settlements on derivative financial instruments	(3.5)	0.6	(3.3)	0.6
Stock based compensation expense	—	—	0.1	—
Adjusted EBITDA - energy segment	$16.4	$7.1	$34.4	$7.1
The table below shows the adjustments made to the reported net income of the insurance segment to calculate its adjusted operating income (unaudited):

	Fiscal Quarter		Fiscal Six Months
Reconciliation to reported net income :	2014	2013	2014	2013
Reported net income - insurance segment:	$43.1	$73.1	$96.3	$183.8
Effect of investment gains, net of offsets	(4.6)	(39.0)	(8.6)	(120.7)
Effect of change in FIA embedded derivative discount rate, net of offsets	11.8	(11.5)	(4.1)	(15.8)
Effect of class action litigation reserves, net of offsets	1.1	—	1.1	—
Adjusted operating income - insurance segment	$51.4	$22.6	$84.7	$47.3